Exhibit 99.1

Catalyst Pharmaceuticals Appoints Daniel J. Brennan as Chief Commercial Officer

CORAL GABLES, Fla., June 13, 2018 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced the appointment of Daniel J. Brennan as Chief Commercial Officer. Mr. Brennan will be responsible for leading the Company’s marketing, sales and commercial operations as Catalyst prepares for a potential launch of Firdapse®.

“We are pleased to welcome Dan to the Catalyst team, as he brings extensive experience in leading the commercial efforts at biopharmaceutical companies, particularly those focused on orphan, neurological diseases,” said Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst Pharmaceuticals. “Dan’s expertise in building commercial platforms is ideal as we prepare for a potential approval of Firdapse in the second half of this year.”

“I am very excited to join Catalyst at such a key time for the Company, as we prepare to potentially commercialize an FDA-approved treatment for the symptomatic treatment of Lambert-Eaton myasthenic syndrome,” said Mr. Brennan. “I look forward to joining the senior management team as we work to bring life-changing treatments to patients with rare, debilitating diseases.”

Mr. Brennan most recently served as the Chief Operating Officer at Edge Therapeutics, where he was responsible for pre-commercialization activities of the company’s lead product targeting rare neurological conditions. Previously, Mr. Brennan held several leadership positions at Lundbeck U.S., including Vice President and Group General Manager of Lundbeck’s U.S. Neurology Business Unit and Business Development group. Throughout his time in these positions, Lundbeck’s U.S. Neurology group launched four specialty orphan products and achieved growth in annual sales from $60 million to $820 million. Prior to Lundbeck, Mr. Brennan was at Abbott Laboratories, where he served as Divisional Vice President and General Management of the Acute Care Hospital Business Unit, which was responsible for more than 80 commercial personnel and over $240 million in hospital-based pharmaceutical sales. Mr. Brennan also served in various sales, marketing and new product development roles of increasing responsibility for Eli Lilly and Company from 1997 to 2007. Prior to joining Edge Therapeutics in late 2016, Mr. Brennan served as Chief Operating Officer and Executive Vice President of Insys Therapeutics for approximately 8 months.

Mr. Brennan received a B.A. degree in Psychology from the University of Notre Dame and an MBA degree, with distinction, from the Kellogg Graduate School of Business at Northwestern University.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), MuSK antibody positive myasthenia gravis, spinal muscular atrophy (SMA) type 3, and infantile spasms. Firdapse® (amifampridine phosphate) has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LEMS and Orphan Drug Designation for LEMS, CMS and myasthenia gravis. Firdapse is the first and only approved drug in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat refractory infantile spasms. CPP-115 has been granted U.S. Orphan Drug Designation for the treatment of infantile spasms by the FDA and has been granted E.U. Orphan Medicinal Product Designation for the treatment of West syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Firdapse will ever be approved for commercialization, (ii) whether Catalyst will be the first company to receive an approval for amifampridine (3,4-DAP), giving it 5-year marketing exclusivity for its product, and (iii) those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2017 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

###